CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form S-8 Registration Statement under the Securities Act of 1933 of Takedown Entertainment Inc. dated October 31, 2011, of our report dated October 20, 2010 relating to the Company’s consolidated financial statements appearing in the Form 10-K for the year ended July 31, 2010.

/s/ M&K CPAS, PLLC

Houston, Texas

November 1, 2011